Exhibit 99.1

FOR IMMEDIATE RELEASE

October 1, 2008

Owens & Minor Completes Acquisition of The Burrows Company,

a Midwest-based Distributor

RICHMOND, VA….October 1, 2008…Owens & Minor (NYSE-OMI) announced that effective October 1, 2008, it has completed the previously announced acquisition of certain assets and liabilities of The Burrows Company (Burrows), a privately held, Chicago-based distributor of medical and surgical supplies to the acute-care market. The transaction was closed following a successful federal regulatory review and satisfaction of customary closing conditions. On August 19, 2008, Owens & Minor and Burrows signed a definitive purchase agreement under which Owens & Minor agreed to acquire certain assets and liabilities of Burrows.

Effective upon the close of the transaction, Owens & Minor will launch a phased conversion plan that will transition the Burrows customers to Owens & Minor’s systems. The company anticipates that it will provide additional operational and financial information about the acquisition when it releases its financial results for the third quarter 2008.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.